Exhibit 10.1

Standard Non-Employee Director Compensation
(Adopted by the Board of Directors on May 9, 2014 to be effective May 10, 2014)

Annual Fees — Each Non-Employee Director:
•	$30,000 (payable in quarterly installments)
•
An award on the date of each Annual Meeting of Stockholders of shares of restricted common stock that has an accounting income charge under ASC 718 (formerly FAS 123R) of $50,000 and that is subject to the following basic terms:

Restrictions: The shares may not be sold, assigned, transferred, pledged or otherwise disposed of until they vest. In addition, as a condition to the award, the recipient must agree that so long as he is a director of the Company, he will retain and not sell or otherwise dispose of at least that number of shares of the Company's common stock that have been awarded to him as director compensation that is equal in market value to the sum of the cash fees paid to him in the previous two calendar years.

Vesting: Vesting of the restricted stock award shares shall occur on the trading day immediately preceding the following year's Annual Meeting of Stockholders, but earlier upon the death of the director; upon the director becoming permanently disabled; and upon a change in control of the Company as defined in the Company's Stock Incentive Plan.

Forfeiture: The shares of restricted stock shall be forfeited in the event that prior to vesting, the director ceases to be a director other than by reason of his death, permanent disability or a change in control of the Company.

Additional Annual Fees: (payable in quarterly installments)
•	Chairman of the Board of Directors	$100,000
	This fixed fee constitutes compensation for attendance at any Board and committee meetings and for service as chairman of any committee of the Board.
•	Chairman of the Audit Committee	$25,000
•	Chairman of the Compensation Committee	$15,000
•	Chairman of the Corporate Governance & Nominating Committee	$10,000

Meeting Fees*
In-Person Meetings		Per Director/Per Meeting
•	Board Meetings	$1,500
•	Committee Meetings
	Audit Committee Meetings
	In connection with a Board meeting	$1,000
	Not in connection with a Board meeting	$1,500
	Other Committee Meetings
	In connection with a Board meeting	$500
	Not in connection with a Board meeting	$750

Telephonic Meetings (Board & Committee Meetings)
•	One hour or longer	$750
•	Less than one hour	$500

*
These fees are not paid to the Chairman of the Board of Directors. In-person Board and committee meetings that continue from one day to the next are paid as a single meeting. Informal conference calls, such as for financial or other informational updates, are not considered Board meetings and are not minuted. Non employee directors (other than the Chairman) who are able to participate in the calls are paid a fee that is equal to a telephonic meeting fee. Time spent by non-employee directors at the Company's investor conferences or attending continuing education events are not separately compensated, but the expenses of attending are reimbursed.